Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, April 18, 2008 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $8,420,252.18 or $0.180658 per unit, based principally upon production during the month of February 2008. The distribution is payable May 14, 2008, to unit holders of record as of April 30, 2008.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,089,898 Mcf (2,341,413 MMBtu). Dividing revenues by production volume yielded an average gas price for February 2008 of $8.12 per Mcf ($7.25 per MMBtu) as compared to $6.85 per Mcf ($6.37 per MMBtu) for January 2008. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,663,269. Lease operating expenses were $2,320,050 and taxes were $1,646,366.
     Although average gas prices for February 2008 were higher than received in the preceding month, gas production volumes declined from 2,692,513 in January to the 2,089,898 reported above. BROG reports that the reduction in volume is attributable to unplanned down-time at a plant operated by a third party as well as to poor weather conditions that hampered its ability to monitor and keep wells online.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt@compassbank.com